                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-8 (No. 33-85022) pertaining to the Boyd Gaming Corporation 1993 Flexible Stock Incentive Plan and the Boyd Gaming Corporation Directors' Non-Qualified Stock Option Plan of our report dated March 15, 1996, except for footnote 11 for which the date is May 23, 1996, relating to the consolidated financial statements of Par-A-Dice Gaming Corporation as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in the Current Report of Boyd Gaming on Form 8-K dated June 7, 1996.



/s/ COOPERS & LYBRAND L.L.P.
-----------------------------
COOPERS & LYBRAND L.L.P.


Chicago, Illinois
December 20, 1996